EXHIBIT 77(C)

An annual meeting of the Fund's shareholders was held on May 20, 2002. The number of outstanding shares of common stock on record date, April 1, 2002, for the Mairs and Power Balanced Fund was 865,548. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, and the number of abstentions with respect to such matters, are set forth below.

      (a)   The Fund's shareholders elected the following directors:

               Director's Name               Votes For            Votes Withheld
               ---------------               ---------            --------------
            William B. Frels                  581,290                 5,341
            George A. Mairs                   581,937                 4,694
            Peter G. Robb                     581,937                 4,694
            J. Thomas Simonet                 585,441                 1,190
            Charlton Dietz                    585,441                 1,190
            Norbert J. Conzemius              585,441                 1,190
            Charles M. Osborne                585,441                 1,190

      (b) The Fund's shareholders ratified the selection by the Fund's Board of Directors of Ernst & Young LLP as the Fund's independent public accountant for the Fund for the fiscal year end December 31, 2002. The following votes were cast regarding this matter:

            Votes For                 Votes Against              Abstentions
            ---------                 -------------              -----------
             582,661                      2,399                     1,571

      (c)   There were no other matters voted on or discussed.